EX. 12B- Form of Securities Opinion for NOAH FUND

April 11, 2005

Board of Trustees
Timothy Plan, a Delaware Statutory Trust
1304 West Fairbanks Avenue
Winter Park, FL  32789

Re: Reorganization of the NOAH FUND Equity Portfolio, a series of The NOAH Investment Group, Inc., into the Timothy Plan Large/Mid-Cap Growth Fund, a series of the Timothy Plan

Ladies and Gentlemen:

We have acted as counsel to The NOAH Investment Group, Inc., a Maryland corporation, having its principal office in Newtown Square, Pennsylvania, in connection with the Agreement and Plan of Reorganization (the "Agreement") involving the Timothy Plan Large/Mid-Cap Growth Fund (the "TIMOTHY Fund"), a series of the Timothy Plan, a Delaware statutory trust ("TIMOTHY"), and the NOAH FUND Equity Portfolio (the "NOAH Fund"), a series of The NOAH Investment Group, Inc. ("NOAH"). The Agreement provides for a transaction (the "Reorganization") involving (i) the acquisition by TIMOTHY on behalf of the TIMOTHY Fund of substantially all of the property, assets and goodwill of the NOAH Fund in exchange solely for full and fractional shares of beneficial interest, $0.0001 par value, of Class A shares of the TIMOTHY Fund; (ii) the assumption by TIMOTHY on behalf of the TIMOTHY Fund of all of the normal and recognized liabilities of the NOAH Fund as of the Valuation Date (as defined in Section 2 of the Agreement); (iii) the distribution of TIMOTHY Fund shares to the shareholders of the NOAH Fund, without the imposition of any sales charges or commissions, according to their respective interests in complete liquidation of the NOAH Fund; and (iv) the dissolution of NOAH and the NOAH Fund as soon as practicable after the closing (as referenced in Section 2 of the Agreement); all upon and subject to the terms and conditions of the Agreement. This opinion is given pursuant to Section 8(h) of the Agreement.

In rendering this opinion, we have reviewed the following documents and materials:

A.    The Agreement and amendments thereto, if any.

B. The Articles of Incorporation and By-Laws of NOAH, all as amended and supplemented to date.

C.    Certain minutes of proceedings of the Board of Directors of NOAH.

D. The Proxy Statement/Prospectus circulated in connection with the Special Shareholders' Meeting held on May 16, 2005.

E. The latest amendment to NOAH's registration statement on Form N-1A, including a prospectus (the "Current Prospectus"), dated February 28, 2005.

We have assumed and therefore have not verified independently the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We are relying on certificates of the officers of NOAH, on behalf of the NOAH Fund, with regard to matters of fact and certain certifications and written statements of governmental officials with respect to the good standing of NOAH. Other than our review of the documents set forth above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion and we make no representations as to the scope or sufficiency of our document review for your purpose.

The opinions hereinafter expressed are subject in all respects to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws now or hereafter in effect affecting generally the enforcement of creditors' rights and to general equitable principles or any principles of public policy limiting the right to enforce indemnification provisions. In connection with the opinions expressed in paragraph 7 below with respect to the legality, validity and binding nature of the Agreement, we express no opinion as to the remedies conferred upon any party by the Agreement or the remedy which any court, other governmental body or agency or arbitrator may grant, impose or render.


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1. NOAH was created as a corporation under the laws of the State of Maryland on
December 16, 1992 and is validly existing and in good standing under the laws of the State of Maryland;

2. NOAH is authorized to issue 100,000,000 shares of common stock, having a par value of $0.001, of the NOAH Fund. Assuming that the initial shares of common stock of the NOAH Fund were issued in accordance with the Investment Company Act of 1940, as amended (the "1940 Act"), the Articles of Incorporation, all amendments and supplements thereto, and By-Laws of NOAH, and that all other such outstanding shares of the NOAH Fund were sold, issued and paid for in accordance with the terms of the NOAH Fund prospectus in effect at the time of such sales, each such outstanding share is validly issued, fully paid, non-assessable and has full voting rights and, except for any shares sold pursuant to the private offering exemption for purposes of raising initial capital, is freely transferable;

3. NOAH is an open-end, investment management company of the series type registered as such under the 1940 Act;

4. Except as disclosed in the NOAH Fund's currently effective prospectus, such counsel does not know of any material suit, action, or legal or administrative proceeding pending or threatened against NOAH, the unfavorable outcome of which would materially and adversely affect NOAH or the NOAH Fund;

5. To such counsel's knowledge, no consent, approval, authorization or order of any court, governmental authority or agency is required for the consummation by NOAH of the transactions contemplated by this Agreement, except such as have been obtained under the Securities Act of 1933, as amended (the "1933 Act), the Securities Exchange Act of 1934, as amended, the 1940 Act, and Maryland laws (including, in the case of each of the foregoing, the rules and regulations thereunder) and such as may be required under state securities laws;

6. Neither the execution, delivery nor performance of this Agreement by NOAH violates any provision of its Articles of Incorporation, any amendments or supplements thereto, its By-Laws, or the provisions of any agreement or other instrument, known to such counsel to which NOAH is a party or by which NOAH is otherwise bound; and

7. This Agreement has been validly authorized, executed and delivered by NOAH and represents the legal, valid and binding obligation of NOAH and is enforceable against NOAH in accordance with its terms.

The foregoing opinions are given only with respect to laws, regulations or orders which are currently in effect. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter occur whether the same are retroactively or prospectively applied.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of TIMOTHY on Form N-14, and any amendments thereto, covering the registration of the shares of TIMOTHY under the 1933 Act, to be issued in the Reorganization.

This opinion is being provided to you only and may not be published by you or relied upon in any respect by any third party, without the prior written consent of a partner in this law firm.

Very truly yours,

STRADLEY, RONON, STEVENS & YOUNG, LLP


By: FORM
   --------------------------
   Merrill Steiner, a Partner


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